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                                                                   EXHIBIT 10.40


                        SETTLEMENT AND RELEASE AGREEMENT

October 29, 2002

Dear Killko:

This Settlement and Release Agreement (the "Agreement") sets forth the terms and conditions of our agreement regarding the termination of your employment with First Virtual Communications, Inc. (the "Company"). Pursuant to Section 14 herein, the Agreement shall become effective on the eighth day after this Agreement is signed by you (the "Effective Date"). You and the Company hereby agree as follows:

1. SEPARATION DATE. Your employment as the Company's President and Chief Executive Officer of the Company is terminated effective October 29, 2002 (the "Separation Date"). You also agree to resign as a director of the Company and as a director and officer of all subsidiaries of the Company for which you serve as a director or officer, effective as of the Separation Date. You further agree to execute any and all additional documents which may be required in connection with such resignations.

2. ACCRUED SALARY AND VACATION. You agree and acknowledge that the Company has paid you all accrued salary, and all accrued and unused vacation benefits earned through the Separation Date, if any, subject to standard payroll deductions, withholding taxes and other obligations.

3. EXPENSE REIMBURSEMENT. Within ten (10) business days of your execution of this Agreement, you agree that you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred prior to and including the Separation Date, if any, for which you seek reimbursement. The Company shall reimburse your expenses pursuant to Company policy and regular business practice.

4. SEVERANCE. You acknowledge and agree that, following the Effective Date, in accordance with the terms of Section 4.3.3 of the Employment and Non-Competition Agreement between you and the Company effective as of June 19, 2001 (the "Employment Agreement") and as otherwise agreed by the Company as consideration hereof, the Company will provide you with the following: (i) your current annual base salary of $300,000, payable in bi-weekly installments over a 12-month period, subject to standard deductions and withholdings and subject to the offset set forth in Section 5 below; (ii) the vesting and exercisability schedules of each of the outstanding stock options granted to you by the Company shall be accelerated by a period of one (1) year as of the Separation Date, such that as of the Separation Date 359,375 of your outstanding options are vested and exercisable (the "Vested Options"); (iii) bonus continuation payments in the aggregate amount of $37,500, payable in equal bi-weekly monthly installments over a 12-month period, subject to standard deductions and withholdings; and
(iv) to the extent provided by the federal COBRA law and by the Company's current group health insurance policies, you will be eligible to continue your health insurance. Later, you may be able

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to convert to an individual policy through the provider of the Company's health insurance, if you wish. You will be provided with a separate notice of your COBRA rights. In the event that you are eligible for, and elect, continued coverage under COBRA, the Company, as part of this Agreement, will pay in full for your COBRA coverage at the same level of coverage that you elected prior to the Separation Date (if such coverage included your spouse and/or dependents immediately prior to the Separation Date, your spouse and/or dependents will also be covered), until the earlier of October 29, 2003 or the date you and your spouse and/or dependents become covered under another employer's group health plan that provides you and your spouse and/or dependents with comparable benefits and levels of coverage (the earlier date being the "Termination Date"). Subsequent to the Termination Date, you will be solely responsible for full payment of your COBRA insurance premiums. In addition, the post-termination exercise period for your Vested Options is extended to January 31, 2003. In the event that the Vested Options are not exercised by you on or prior to such date, they will terminate. You understand and acknowledge that this extension of the post-termination exercise period for your Vested Options may alter the status of the Vested Options from incentive to non-qualified stock options. You understand and agree that you assume full responsibility for and you agree to indemnify the Company against any and all tax liability you may incur as a result of the extended exercise period for your Vested Options.

5. OFFSET; REPAYMENT OF PROMISSORY NOTE. In accordance with Section 4.3.4 of the Employment Agreement, the Company will reduce the $337,500 base salary and bonus continuation payments payable pursuant to Sections 4(i) and 4(iii) above by $150,000 effective as of March 20, 2003; or in the event of a change in tax withholding requirements for Executive, such earlier or later date as the remaining balance due to the Executive by the Company pursuant to Sections 4(i) and 4(iii), as that the remaining balance due is required in order to repay the Company the $150,000 due under the Amended and Restated Promissory Note, referenced below, but in no event later than May 29, 2003; the $150,000 reduction on such date represents the payment in full by you to the Company of the amount currently owed by you to the Company under that certain Amended and Restated Promissory Note executed by you in favor of the Company on May 14, 2002 in the principal amount of $150,000 and the Company's agreement to defer the offset per the terms above.

6. STOCK OPTIONS. Except as provided in Section 4(ii) above, you understand and agree that all vesting under any outstanding stock compensation award you may hold from the Company shall cease on the Separation Date. Your rights to exercise your outstanding stock options as to any vested shares remains as set forth under the Company's equity incentive plans and your Stock Option Agreements.

7. OTHER COMPENSATION AND BENEFITS. Except as expressly provided herein, you acknowledge and agree that you are not entitled to and will not receive any additional compensation, severance, stock options, stock or benefits from the Company.

8. NONSOLICITATION/NONCOMPETITION. You acknowledge and agree that you shall continue to be bound by your obligations specified in Section 2.2 of the Employment Agreement.

9. COMPANY PROPERTY. You agree to immediately return to the Company all Company documents (and all copies thereof) and other Company property in your possession or your

                                       2.

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control, including, but not limited to, Company files, business plans, notes, samples, sales notebooks, drawings, specifications, calculations, sequences, data, computer-recorded information, tangible property, including, but not limited to, cellular phones, computers, credit cards, calling cards, entry cards, keys and any other materials of any nature pertaining to your work with the Company, and any documents or data of any description (or any reproduction of any documents or data) containing or pertaining to any proprietary or confidential material of the Company.

10. PROPRIETARY INFORMATION OBLIGATIONS. You acknowledge your continuing obligations under your Employee Proprietary Information and Inventions Agreement, a copy of which is attached hereto as EXHIBIT A.

11. NON-DISPARAGEMENT. You and the Company's officers and directors agree not to disparage the other party, nor the other party's officers, directors, employees, stockholders and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that both you and the Company may respond accurately and fully to any question, inquiry or request for information when required by legal process.

12. CONFIDENTIALITY AND PUBLICITY. The provisions of this Agreement shall be held in strictest confidence by you and the Company and shall not be publicized or disclosed in any manner whatsoever; provided, however, that: (a) you may disclose this Agreement, in confidence, to your immediate family; (b) the parties may disclose this Agreement in confidence to their respective attorneys, accountants, auditors, tax preparers, and financial advisors; (c) the Company may disclose this Agreement as necessary to fulfill standard or legally required corporate reporting or disclosure requirements; and (d) the parties may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law.

13. RELEASE OF CLAIMS. In exchange for the consideration provided to you by this Agreement that you are not otherwise entitled to receive, you hereby generally and completely release the Company and its directors, officers, employees, stockholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to your signing this Agreement. This general release includes, but is not limited to: (1) all claims arising out of or in any way related to your employment with the Company, including its predecessors, successors, parent and subsidiary entities, or the termination of that employment; (2) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys' fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) ("ADEA"), and the California Fair Employment and Housing Act (as amended).

                                       3.

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14.      ADEA WAIVER. You further acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the Age Discrimination in Employment Act of 1967 ("ADEA"). You also acknowledge that the consideration given for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which you were already entitled. If you are forty (40) years of age or older when this release is signed, you hereby provide the further acknowledgment that you are advised by this writing, as required by the Older Workers Benefit Protection Act, that: (a) your waiver and release do not apply to any rights or claims that may arise after the Effective Date of this release; (b) you have the right to consult with an attorney prior to executing this release (although you may voluntarily choose not to do so);
(c) you may have twenty-one (21) days to consider this Agreement (although you may by your own choice execute this release earlier); (d) you have seven (7) days following the execution of this release to revoke this release; and (e) this Agreement shall not be effective until the date upon which the revocation period has expired, therefore making the Effective Date the eighth day after this release is signed by you.

15. UNKNOWN CLAIMS WAIVER. In giving the release in Sections 13 and 14 above, which includes claims which may be unknown to me at present, I hereby acknowledge that I have read and understand Section 1542 of the Civil Code of the State of California which reads as follows:

         A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

I hereby expressly waive and relinquish all rights and benefits under this section and any law or legal principle of similar effect in any jurisdiction with respect to claims released hereby. Notwithstanding the above, you do not release any claims you may have (i) under this Agreement, (ii) for indemnification pursuant to and in accordance with applicable statutes and the applicable terms of the certificate of incorporation or bylaws of the Company, and any insurance coverage or contractual rights for such claims, (iii) vested pension or retirement benefits under the terms of qualified employee pension benefit plans, if any, or (iv) for accrued benefits under the terms of applicable employee benefit plans.

16. NO ADMISSIONS. The parties hereto hereby acknowledge that this is a compromise settlement of various matters, and that the promised payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by either party to the other party or to any other person whomsoever.

17. ENTIRE AGREEMENT. This Agreement, including Exhibit A and Section 2.2 of the Employment Agreement, constitute the complete, final and exclusive embodiment of the entire Agreement between you and the Company with regard to the subject matter hereof. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein. It may not be modified except in a writing signed by you and a duly authorized officer of the Company. Each party has carefully read this Agreement, has been afforded the opportunity to be advised of its meaning and consequences by his or its respective attorneys, and signed the same of his or its free will.

                                       4.

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18.      SUCCESSORS AND ASSIGNS. This Agreement shall bind the heirs, personal representatives, successors, assigns, executors, and administrators of each party, and inure to the benefit of each party, its agents, directors, officers, employees, servants, heirs, successors and assigns.

19. APPLICABLE LAW. This Agreement shall be deemed to have been entered into and shall be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California.

20. ATTORNEYS' FEES. In the event of any litigation arising out of or relating to this Agreement, its breach or enforcement, including an action for declaratory relief, the prevailing party in such action or proceeding shall be entitled to receive his or its damages, court costs, and all out-of-pocket expenses, including attorneys fees. Such recovery shall include court costs, out-of-pocket expenses, and attorneys fees on appeal, if any.

21. SEVERABILITY. If a court of competent jurisdiction determines that any term or provision of this Agreement is invalid or unenforceable, in whole or in part, then the remaining terms and provisions hereof shall be unimpaired. Such court will have the authority to modify or replace the invalid or unenforceable term or provision with a valid and enforceable term or provision that most accurately represents the parties' intention with respect to the invalid or unenforceable term or provision.

22. INDEMNIFICATION. Each party will indemnify and save harmless each other party hereto from any loss incurred directly or indirectly by reason of the falsity or inaccuracy of any representation made herein.

23. AUTHORIZATION. Each party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein and, further, that you are fully entitled and duly authorized to give your complete and final general release and discharge.

24. COUNTERPARTS. This Agreement may be executed in two counterparts, each of which shall be deemed an original, all of which together shall constitute one and the same instrument.

25. SECTION HEADINGS. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                                       5.

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Please confirm your assent to the foregoing terms and conditions of this
Agreement by signing and returning a copy of this letter to me within twenty-one
(21) days of the date hereof.

Sincerely,

FIRST VIRTUAL COMMUNICATIONS, INC.

JONATHAN MORGAN
ACTING PRESIDENT AND CHIEF EXECUTIVE OFFICER

Attachments:
Exhibit A - Employee Proprietary Information and Inventions Agreement

HAVING READ AND REVIEWED THE FOREGOING, I HEREBY AGREE TO AND ACCEPT THE TERMS AND CONDITIONS OF THIS AGREEMENT AS STATED ABOVE.

Dated: ________________                      _______________________________
                                                   KILLKO CABALLERO

                                       6.

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                                    EXHIBIT A

                      EMPLOYEE PROPRIETARY INFORMATION AND
                              INVENTIONS AGREEMENT